EXHIBIT 9

                                                                CONFORMED COPY

                           RIGHTS EXERCISE AGREEMENT

         THIS RIGHTS EXERCISE AGREEMENT (this "Agreement") is made and entered into as of September 25, 1998, by and among Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the "Company"), Walter Scott, Jr. ("Mr. Scott"), James Q. Crowe ("Mr. Crowe"), David C. McCourt ("Mr. McCourt") and Level 3 Telecom Holdings, Inc., a Delaware corporation ("LTTH").

                                   RECITALS:

         A. The Company anticipates distributing and issuing to the holders of record of its issued and outstanding shares of Common Stock, par value $1.00 per share ("Common Stock"), and to holders of record its outstanding shares of Class B Common Stock, par value $1.00 per share ("Class B Stock", and together with the Common Stock, the "Company Stock"), at no charge to such holders, transferable subscription rights (the "Rights") to subscribe for and purchase an aggregate of 3,678,612 shares of Common Stock for a price of $21.25 per share (the "Subscription Price") (such transaction being herein referred to as the "Rights Offering").

         B. The Company is conducting the Rights Offering in order to raise approximately $77 million of net proceeds which will be used to repay debt.

         C. LTTH will receive 1,776,065 Rights (the "LTTH Rights") in respect of the shares of Company Stock currently owned by it.

         D. Mr. Scott will receive 137 Rights (the "Scott Rights") in respect of shares of Company Stock currently owned by him.

         E. Mr. Crowe will receive 137 Rights (the "Crowe Rights") in respect of shares of Company Stock currently owned by him.

         F. Mr. McCourt will receive 7,339 Rights (the "McCourt Rights") in respect of shares of Company Stock currently owned by him.

         G. The Company has requested LTTH, and Messrs. Scott, Crowe and McCourt to exercise their Rights and to exercise the Oversubscription Privilege (as defined below) on the terms and subject to the conditions set forth below.

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1.         Rights Offering; Registration of the Common Stock

              The Company represents and warrants to each of the other parties to this Agreement as follows:

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (registration no. 333-59747) (as amended to the date of this agreement, the "Registration Statement"), including a related prospectus, relating to the registration of, among other securities, the Rights. The prospectus included therein, is hereinafter referred to as the "Base Prospectus." The Base Prospectus, as supplemented by the prospectus supplement dated September 25, 1998 (the "Prospectus Supplement") relating to the Rights, is hereinafter referred to as the "Prospectus". The Registration Statement has been declared effective by the Commission. All expenses relating to the Registration Statement and the Prospectus have been borne by the Company. The shares of Common Stock to be issued and sold pursuant to the Rights Offering (the "Underlying Shares") have been registered pursuant to the Registration Statement and have been duly authorized and when issued upon valid exercise of the Rights will be validly issued, fully paid and non-assessable. A copy of the Prospectus has been furnished to LTTH and Messrs Scott, Crowe and McCourt. Each part of the Registration Statement, when such part became effective, did not contain and each such part, as amended or supplemented, if applicable, will not, on or prior to the expiration of the Rights Offering, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will, on and prior to the expiration of the Rights Offering, comply in all material respects with the Securities Act of 1933, as amended (the "Act"), and the applicable rules and regulations of the Commission thereunder and the Prospectus does not contain and, as amended or supplemented, if applicable, will not, on or prior to the Rights Offering, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company will timely file with the Commission the Prospectus Supplement pursuant to Rule 424(b) under the Act. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Prospectus.

         2.         Exercise of Rights

              (a) Subject to the terms and conditions herein set forth, LTTH hereby agrees to properly exercise the Basic Subscription Privilege in respect of all of the LTTH Rights on or before the Expiration Date.

              (b) Subject to the terms and conditions set forth herein, Mr. Scott agrees (i) to properly exercise the Basic Subscription Privilege in respect of all of the Scott Rights on or before the Expiration Date and (ii) to properly exercise the Oversubscription Privilege for 947,468 additional Underlying Shares on or before the Expiration Date. If Mr. Scott purchases or otherwise acquires additional Rights (A) such Rights will be treated as Scott Rights for purposes of clause (i) of the preceding sentence and (B) the number of Underlying Shares in respect of which Mr. Scott will exercise the Oversubscription Privilege pursuant to clause (ii) of the preceding sentence will be reduced by an amount equal to such number of additional Rights.

              (c) Subject to the terms and conditions set forth herein, Mr. Crowe agrees (i) to properly exercise the Basic Subscription Privilege in respect of all of the Crowe Rights on or before the Expiration Date and (ii) to properly exercise the Oversubscription Privilege for 473,733 additional Underlying Shares on or before the Expiration Date. If Mr. Crowe purchases or otherwise acquires additional Rights (A) such Rights will be treated as Crowe Rights for purposes of clause (i) of the preceding sentence and (B) the number of Underlying Shares in respect of which Mr. Crowe will exercise the Oversubscription Privilege pursuant to clause (ii) of the preceding sentence will be reduced by an amount equal to such number of additional Rights.

              (d) Subject to the terms and conditions set forth herein, Mr. McCourt agrees (i) to properly exercise the Basic Subscription Privilege in respect of all of the McCourt Rights on or before the Expiration Date and (ii) to properly exercise the Oversubscription Privilege for 473,733 additional Underlying Shares on or before the Expiration Date. If Mr. McCourt purchases or otherwise acquires additional Rights (A) such Rights will be treated as McCourt Rights for purposes of clause (i) of the preceding sentence and (B) the number of Underlying Shares in respect of which Mr. McCourt will exercise the Oversubscription Privilege pursuant to clause (ii) of the preceding sentence will be reduced by an amount equal to such number of additional Rights.

              (e) The Underlying Shares for which Messrs Scott, Crowe and McCourt have agreed to exercise the Oversubscription Privilege under Sections 2(b), 2(c) and 2(d) are referred to herein as the "Oversubscription Shares". The Company agrees that Messrs Scott, Crowe and McCourt will be entitled to reallocate among themselves the Oversubscription Shares in such manner as they may agree so long as (i) the total number of Underlying Shares for which they exercise the Oversubscription Privilege is equal to the number of Oversubscription Shares and (ii) no such reallocation results in any additional filing or approval requirements that could adversely affect or delay the Rights Offering.

         3.         Payment for Underlying Shares

              The Company hereby agrees to permit each of Messrs Scott, Crowe and McCourt to enter into escrow arrangements for the payment for all Underlying Shares subscribed for by him pursuant to the Oversubscription Privilege in excess of 5,000 after the Expiration Date and after all prorations and adjustments contemplated by the Rights Offering have been effected. Such escrow arrangements shall be reasonably satisfactory to the Company.

         4.         Exercise Conditions

              The several obligations of LTTH and Messrs Scott, Crowe and McCourt to take the actions set forth under Section 2 shall in each case be subject to the satisfaction of the following conditions on the Expiration Date:

              (a) No stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission;

              (b) (i) There shall not be pending any action or proceeding instituted by any governmental authority before any court or governmental, administrative or regulatory authority challenging or seeking to make illegal, materially delay or make materially more costly the Rights Offering or the transactions contemplated hereby; (ii) since the date of this Agreement, there shall not have occurred any change, condition, event or development that has had a material adverse affect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries taken as a whole; and (iii) since the date of this Agreement, there shall not have occurred any material adverse change in the financial markets in the United States; and

              (c) The representations and warranties of the Company set forth in Section 1 shall be true and correct as of the Expiration Date.

              (d) Each of the other shareholders who are party to this Agreement shall have exercised the Rights which such shareholders are required to exercise pursuant to Section 2.

In addition, (i) the obligation of Mr. Scott to take the actions set forth in
Section 2(b) is subject to the expiration or early termination of the waiting period under the Hart-ScottRodino Antitrust Improvements Act of 1976 (the "HSR Act") to the extent applicable to the transactions by Mr. Scott hereunder and
(ii) the several obligations of Messrs Scott, Crowe and McCourt to take the actions set forth in Sections 2(b), 2(c) and 2(d), respectively, are subject to the delivery to such individuals by the Company of the registration rights agreement referred to in Section 6 duly executed by the Company.

         5.         HSR Filings

              Promptly after the execution of this Agreement, the Company and Mr. Scott will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act. The Company will pay all filing fees in connection with such filings.

         6.         Registration Rights

              On the Expiration Date, the Company and Messrs Scott, Crowe and McCourt shall enter into a customary registration rights agreement in respect of the shares of the Common Stock purchased by Messrs Scott, Crowe and McCourt pursuant to the Rights Offering. Such agreement will provide at the Company's expense Messrs Scott, Crowe and McCourt two demand registration (to be exercised by them jointly) and unlimited "piggyback" registration rights. Such agreement will contain other customary terms and conditions and will be mutually satisfactory to the parties thereto.

         7.         Indemnity

              The Company agrees to indemnify and hold harmless each other party to this Agreement and their affiliates from and against any loss, damage, liability, claim or expense (including reasonable attorney's fees) arising from any third party claim (including any derivative claim brought in the name or on behalf of the Company) arising out of or relating to this Agreement, except to the extent such claim is for a breach by any such party of its obligations under this Agreement. Any party seeking indemnification under this Section 7 (the "Indemnified Party") agrees to give prompt notice to the Company of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; provided, however, that the failure to so notify the Company shall not relieve the Company from liability under this Section except to the extent the Company is prejudiced thereby. The Company may participate in and control the defense of any such suit, action or proceeding at its own expense so long as the Company shall acknowledge its obligation to indemnify the Indemnified Party. The Company shall not be liable under this Section 7 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

         8.         Termination

              Any of the parties hereto may terminate this Agreement if the transactions contemplated hereby are not consummated by December 1, 1998.

         9.         Choice of Law

              This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York governing contracts made and to be performed in such State without regard to any principles of conflict of laws.

         10.        Execution in Counterparts

              This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

         11.        Entire Agreement

              Except for the Subscription Certificates which LTTH, Mr. Scott, Mr. Crowe and Mr. McCourt shall execute and deliver to the Subscription Agent pursuant to this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. Any amendment hereto must be in writing, signed by each party.

                                       COMMONWEALTH TELEPHONE
                                       ENTERPRISES, INC.

                                       By: /s/ Bruce Godfrey
                                           -----------------------------------
                                           Name:   Bruce Godfrey
                                           Title:  Executive Vice President and
                                           Chief   Financial Officer

                                       WALTER SCOTT, JR.

                                           /s/ Walter Scott, Jr.
                                       ---------------------------------------
                                           Walter Scott, Jr.


                                       JAMES Q. CROWE

                                           /s/ James Q. Crowe
                                       ---------------------------------------
                                           James. Q. Crowe


                                       DAVID C. MCCOURT

                                           /s/ David C. McCourt
                                       ---------------------------------------
                                           David C. McCourt


                                       LEVEL 3 TELECOM HOLDINGS, INC.

                                       By: /s/ Level 3 Telecom Holdings, Inc.
                                           -----------------------------------
                                           Name:
                                           Title: